                                                                EXHIBIT 10.29


[FairPoint Communications, Inc. Logo]


November 11, 2002


Peter G. Nixon
21720 Junco Ct.
Cornelius, North Carolina 28031


Dear Peter:

     Congratulations on your promotion to Chief Operating Officer of FairPoint Communications, Inc. (the "Company").

     As a member of the Company's senior management team, you are entitled to certain severance benefits should your employment be terminated by the Company without cause, all as set forth on Exhibit A attached hereto.

     In all other respects, you shall continue as an employee at will with the same benefits and perquisites applicable generally to other employees of the Company.

                                             Sincerely,

                                             /s/ Gene Johnson
                                             Gene Johnson

           EXHIBIT A--Peter G. Nixon November 11, 2002 Letter

OBLIGATIONS OF THE COMPANY UPON TERMINATION.
--------------------------------------------


   (a) FOR CAUSE OR UPON EMPLOYEE'S VOLUNTARY RESIGNATION. If the Company shall terminate Peter G. Nixon (the "Executive") for Cause, or the Executive shall voluntarily resign his employment, the Executive shall not be entitled to any benefits pursuant to this letter agreement (the "Agreement").

   (b) WITHOUT CAUSE. In the event that the Executive's employment is terminated by the Company without Cause, the Executive shall be entitled to receive in a lump sum payment from the Company an amount equal to the Executive's Annual Base Salary as of the date of termination for a period of twelve (12)[nb]months plus all accrued and unpaid base salary and benefits as of the date of termination. In addition, the Company shall maintain the Executive's (and his family's, as applicable) long term disability and medical benefits for a period of twelve (12)[nb]months following the date of termination.

SEVERABILITY. If any provision of this agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this agreement, and the remaining provisions of this agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this agreement.

For purposes of this agreement, "Cause" shall mean (a) misappropriating any funds or any material property of the Company; (b) obtaining or attempting to obtain any material personal profit from any transaction in which the Executive has an interest which is adverse to the interest of the Company unless the Company shall first give its consent to such transaction; (c)(i) the willful taking of actions which directly impair the Employee's ability to perform the duties required by the terms of his employment; or (ii) taking any action detrimental to the Company's goodwill or damaging to the Company's relationships with its customers, suppliers or employees; provided that such neglect or refusal, action or breach shall have continued for a period of twenty (20) days following written notice thereof; (d) being convicted of or pleading NOLO CONTENDERE to any crime or offense constituting a felony under applicable law or any crime or offense involving fraud or moral turpitude; or
(e) any material intentional failure to comply with applicable laws or governmental regulations within the scope of Executive's employment. For purposes of the Agreement, "without Cause" shall mean a termination by the Company of the Executive's employment for any reason other than a termination based upon Cause, death or disability.


                                         2